Exhibit 99.1

Reliance Global Group Reports 2024 Results and Provides Business Update

Company to Host Conference Call Today at 4:30 PM Eastern Time

LAKEWOOD, N.J., March 6, 2025 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance”, “we” or the “Company”) today provided a business update and reported financial results for the year ended December 31, 2024.

“We are pleased to report continued revenue growth and strong operational execution in 2024,” said Ezra Beyman, Chairman and Chief Executive Officer of Reliance. “This year has been truly transformative for Reliance, driven by disciplined fiscal management, strategic investments in technology, and targeted acquisitions. Our OneFirm strategy has successfully integrated our agency operations into a unified, technology-driven platform, enhancing efficiency, reducing costs, and strengthening net operating results. These initiatives have significantly improved profitability and, we believe, positioned the Company for long-term, scalable growth in the evolving InsurTech landscape.”

“Additionally, we believe the planned Spetner acquisition and the continued expansion of RELI Exchange’s AI-powered Quote & Bind platform are poised to drive significant value for the Company and its shareholders. Our Quote & Bind platform has revolutionized the insurance purchasing process, allowing agents to quickly generate competitive quotes and seamlessly bind policies in real time. By leveraging AI, automation, and advanced data analytics, we are enhancing efficiency, improving underwriting precision, and delivering superior service to our agents and their clients.”

2024 Financial Highlights

●	Commission income revenue increased by $322,535, or 2%, to $14,054,361 in 2024, compared to $13,731,826 in 2023, attributed to sustained organic growth of our current in-place operations.
●	Commission expense increased by $456,660, or 12%, to $4,189,599 in 2024, compared to $3,732,939 in 2023, driven primarily by the Company’s commission income revenue mix.
●	Salaries and wages decreased by 4%, or $276,242, from $7,226,810 in 2024, versus $7,503,052 in 2023, demonstrating the Company’s ability to effectively leverage its talent (human capital) and continue to organically grow revenues.
●	General and administrative expenses increased nominally by $129,646, or 3%, to $4,219,635 in 2024, versus $4,089,989 in 2023, driven in part by acquisition related costs and general inflation, but offset by OneFirm efficiency enhancements.

●	Net loss decreased by $2,938,398, or 24%, to $9,071,584 in 2024, versus $12,009,982 in 2023. This positive swing is a result of less intangible impairment charges in the current year and the Company’s focus on streamlining its balance sheet which has previously been encumbered by certain fair value contingent and warrant liabilities that were liquidated or substantially reduced as of and for the year ended December 31, 2024, thus minimizing the impact of fair value swings affecting the Company’s profitability.
●	Adjusted EBITDA loss (“AEBITDA”), a non-GAAP financial measure, improved significantly during 2024, decreasing 39% or $205,573, from $(526,798) in 2023, to $(321,224) in 2024. This demonstrates the Company’s continued trend toward AEBITDA profitability, brought about through disciplined fiscal management and exciting organic operational growth.

The Company also provided an update on its pending Spetner acquisition, which is in the final closing stages. Once closed, the acquisition is expected to expand Reliance’s insurance offerings, further strengthening its competitive position and enhancing its ability to serve a broader market with a more comprehensive suite of insurance solutions.

Reliance has also expanded its RELI Exchange Quote & Bind platform, reinforcing its leadership in the InsurTech space. Initially launched in beta, the platform now includes more carriers and a broader range of insurance products, with further enhancements underway. Designed to streamline agent workflows, it enables instant quoting and policy binding, improving efficiency and accelerating policy issuance. AI-driven automation enhances underwriting accuracy, while access to top-tier carriers ensures competitive pricing and diverse coverage options.

Moshe Fishman, Reliance’s Director of InsurTech and Operations, added “At Reliance, we are revolutionizing the insurance industry through cutting-edge technology and automation. With the continued expansion of our Quote & Bind platform, we are empowering agents with advanced tools that enhance efficiency, speed up deal closures, and maximize profitability. This initiative is a cornerstone of our strategy to make RELI Exchange the most comprehensive and accessible InsurTech solution in the industry.”

Mr. Beyman concluded, “As we look ahead, the future for Reliance has never been brighter. With our disciplined approach to expansion, cutting-edge technology, and strategic acquisitions, we are well-positioned to capitalize on emerging opportunities in the rapidly evolving InsurTech landscape. The completion of the Spetner acquisition and the ongoing enhancements to our Quote & Bind platform are just the beginning of what we believe will be a period of unprecedented growth. We remain focused on innovation, operational excellence, and delivering superior service to our agents and customers. By staying true to our vision, we are confident in our ability to build Reliance into a highly profitable enterprise that generates sustainable long-term value for our shareholders. The momentum we have built in 2024 is only the foundation—we are excited for what lies ahead in 2025 and beyond.”

Conference Call

Reliance Global Group will host a conference call today at 4:30 PM Eastern Time to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2024, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 522829. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/52132 or on the investor relations section of the Company’s website, https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/ through March 6, 2026. A telephone replay of the call will be available approximately one hour following the call, through March 20, 2025, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 52132.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s most recent Annual Report on Form 10-K, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com

INFORMATION REGARDING A NON-GAAP FINANCIAL MEASURE

The Company believes certain financial measures which meet the definition of non-GAAP financial measures, as defined in Regulation G of the SEC rules, provide important supplemental information. Namely our key financial performance metric Adjusted EBITDA (“AEBITDA”) is a non-GAAP financial measure that is not in accordance with, or an alternative to, measures prepared in accordance with GAAP. “AEBITDA” is defined as earnings before interest, taxes, depreciation, and amortization (EBITDA) with additional adjustments as further outlined below, to result in Adjusted EBITDA (“AEBITDA”). The Company considers AEBITDA an important financial metric because it provides a meaningful financial measure of the quality of the Company’s operational, cash impacted and recurring earnings and operating performance across reporting periods. Other companies may calculate Adjusted EBITDA differently than we do, which might limit its usefulness as a comparative measure to other companies in the industry. AEBITDA is used by management in addition to and in conjunction (and not as a substitute) with the results presented in accordance with GAAP. Management uses AEBITDA to evaluate the Company’s operational performance, including earnings across reporting periods and the merits for implementing cost-cutting measures. We have presented AEBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations and assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Consistent with Regulation G, a description of such information is provided below herein and tabular reconciliations of this supplemental non-GAAP financial information to our most comparable GAAP information are contained below.

We exclude the following items when calculating Adjusted EBITDA, and the following items define our non-GAAP financial measure “AEBITDA”:

●	Interest and related party interest expense: Unrelated to core Company operations and excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Depreciation and amortization: Non-cash charge, excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Goodwill and/or asset impairments: Non-cash charge, excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Equity-based compensation: Non-cash compensation provided to employees and service providers, excluded to provide more meaningful supplemental information regarding the Company’s core cash impacted operational performance.
●	Change in estimated acquisition earn-out payables: An earn-out liability is a liability to the seller upon an acquisition which is contingent on future earnings. These liabilities are valued at each reporting period and the changes are reported as either a gain or loss in the change in estimated acquisition earn-out payables account in the consolidated statements of operations. The gain or loss is non-cash, can be highly volatile and overall is not deemed relevant to ongoing operations, thus, it’s excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Recognition and change in fair value of warrant liabilities: This account includes changes to derivative warrant liabilities which are valued at each reporting period and could result in either a gain or loss. The period changes do not impact cash, can be highly volatile, and are unrelated to ongoing operations, and thus are excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Other income (expense), net: Includes non-routine income or expenses and other individually de minimis items and is thus excluded as unrelated to core operations of the company.
●	Transactional costs: This includes expenses related to mergers, acquisitions, financings and refinancings, and amendments or modification to indebtedness. Thes costs are unrelated to primary Company operations and are excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Non-standard costs: This account includes non-standard non-operational items, related to costs incurred for a legal suit the Company has filed against one of the third parties involved in the discontinued operations and was excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Loss from discontinued operations before tax: This account includes the net results from discontinued operations, and since discontinued, are unrelated to the Company’s ongoing operations and thus excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.

The following table provides a reconciliation from net loss to AEBITDA for the periods ended December 31, 2024 and 2023, respectively:

	December 31, 2024	December 31, 2023
Net loss	$(9,071,584)	$(12,009,982)
Adjustments:
Interest and related party interest expense	1,583,610	1,656,253
Depreciation and amortization	1,786,068	2,609,191
Asset impairment	3,922,110	-
Goodwill impairment	-	7,594,000
Equity-based compensation employees, directors, and service providers	858,108	1,272,155
Change in estimated acquisition earn-out payables	47,761	1,716,873
Other income, net	(51,345)	(6,530)
Transactional costs	636,494	101,500
Non-standard costs	123,554	58,675
Recognition and change in fair value of warrant liabilities	(156,000)	(5,503,647)
Loss from discontinued operations before tax	-	1,984,714
Total adjustments	8,750,360	11,483,185

AEBITDA	$(321,224)	$(526,798)